Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 14, 2005
CLARCOR REPORTS RECORD THIRD QUARTER 2005 RESULTS
NET EARNINGS UP 31%; EARNINGS PER SHARE UP 29%
Unaudited Fiscal Third Quarter and Nine Months 2005 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Nine Months Ended		%
	8/27/05	8/28/04	Change	8/27/05	8/28/04	Change

Net Sales	$216,403	$206,209	4.9	$632,450	$580,193	9.0
Operating Profit	$31,052	$25,500	21.8	$79,685	$67,106	18.7
Net Earnings	$20,855	$15,875	31.4	$51,355	$42,450	21.0
Diluted Earnings Per Share	$0.40	$0.31	29.0	$0.98	$0.82	19.5

Third Quarter and Nine Months 2005 Operating Review
     FRANKLIN, TN, September 14, 2005—CLARCOR Inc. (NYSE: CLC) reported today that third quarter 2005 sales increased by 5%, and net earnings and diluted earnings per share increased by 31% and 29%, respectively, compared to the same quarter in 2004. Third quarter operating profit increased by 22%, and operating margins improved to 14.3% in 2005 from 12.4% in 2004.
For the nine-month 2005 period, sales increased by 9%, and net earnings and diluted earnings per share rose by 21% and 20%, respectively, compared to 2004. Nine-month operating profit increased by 19%, and operating margins improved to 12.6% in 2005 from 11.6% in 2004.
Third quarter 2005 and 2004 results were impacted by two items:
•	In the third quarter 2005, CLARCOR recorded a $1.2 million or $0.02 per share benefit arising from a settlement with the Internal Revenue Service of a tax issue involving a deduction for costs incurred at a subsidiary.

•	In the third quarter 2004, CLARCOR incurred $1.5 million or $0.02 per share after-tax, in headquarters relocation costs. There were no costs incurred in the third quarter 2005.
Excluding the tax benefit and relocation costs from third quarter 2005 and 2004 results, third quarter 2005 operating profit increased by 15%, net earnings by 17% and diluted earnings per share by 15%. Operating margins improved to 14.3% from 13.1%.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “We had an excellent third quarter driven by continuing growth and increasing profitability in our Engine/Mobile segment and the steady improvement in our Packaging business. Several of the businesses in our Industrial/Environmental segment did not meet our expectations and we have made significant changes to address these issues.
“Our Engine/Mobile Filtration segment sales grew by over 8% this quarter with increases in most product categories, particularly heavy-duty and locomotive filtration, and also included increases in both aftermarket and OEM sales. Our international engine businesses also grew strongly led by over a 50% sales increase in China. Operating margins improved to 22.6% in the third quarter 2005 from 20.2% in last year’s third quarter. The improved margins stem largely from increased operating efficiencies as sales grew, improvement in our operations in the U.K. and price increases in the quarter to offset raw material cost increases incurred earlier this year.
“Our Industrial/Environmental Filtration segment sales this quarter increased by 2% from third quarter sales last year. The acquisition of Purolator EFP, acquired in September 2004, added approximately $7 million in sales to our third quarter 2005 results. Sales of HVAC filter products, primarily for industrial and commercial markets, declined in the third quarter of 2005 compared to 2004. The movement of manufacturing off-shore has resulted in the closure of manufacturing plants in North America which historically has been a solid market for us. Retail sales of our HVAC filters and sales of environmental and liquid filtration equipment and dust collection cartridges grew strongly during the quarter compared to last year. We continued to see strong potential in our waste water equipment products and sales continue to be solid. Sales declined for certain oil drilling, aerospace and specialty filter products, but we believe this is largely due to the timing of orders. We expect to see a rebound in sales for these products later this year and in 2006.
“Operating margins in our Industrial/Environmental segment were comparable to last year’s third quarter at slightly over 8%, but we will not meet our goal of a 1% point improvement for 2005. Improving margins by 1% point per year to at least a 10% operating margin remains our objective and in certain liquid process markets we already exceed a 10% operating margin. While operating margins in our HVAC manufacturing businesses are still below 10%, they are improving. We combined the administrative functions of our HVAC businesses last year and, due to a systems conversion project, shipments during the quarter were slower than usual. Based on current order rates, we expect sales to improve in the 4th quarter. We also incurred integration costs, both this year and last year, in combining our HVAC branch network with our HVAC distribution business, but we believe these are now largely behind us.
“Packaging segment sales rose by 4% and operating profit improved by over 20%, with operating margins rising to 9.8% from 8.4%. Sales of both metal and plastic products increased from last year’s third quarter. We are benefiting from major changes to improve productivity and reduce costs that have been implemented over the last two to three years. We expect sales to continue to grow in the 4% to 7% range and operating profit to continue to improve.

“Fluctuations in currencies did not have a material impact this quarter on either sales or profitability. Our effective tax rate this quarter was 32.9% which includes the $1.2 million tax benefit discussed earlier. We expect a 36.5% rate in the fourth quarter. Capital expenditures increased to $17 million in the third quarter compared to $15 million last year. For 2005, capital expenditures should be in the $22 million to $25 million range.
“Cash flow from operations continues to be solid at over $68 million for the year-to-date compared to $45 million for the same period last year. With relatively little debt and cash balances of over $46 million, we have the ability to fund all of our growth programs, continue to pay a dividend, repurchase stock and explore acquisition opportunities. During the quarter, we repurchased approximately 68,000 shares of our common stock. It has been our policy over the years to maintain a strong and liquid balance sheet and we expect that this will continue.
“We recognize that some of our customers, shareholders and employees and their families live and work in Louisiana, Mississippi and Alabama, where Hurricane Katrina caused such a loss for so many. Our thoughts and prayers are with all of them.
“Our second quarter 2005 estimate of diluted EPS for fiscal 2005 was in the $1.32 to $1.38 range. Based upon our results for the three quarters of this year, we now expect earnings per share to be in the $1.38 to $1.42 range, excluding any impact from Katrina. We are not able to determine how the hurricane will impact CLARCOR for the rest of this year or next. Our long-term goal is to average a compound annual growth rate in earnings of 10% to 15%, a target we have maintained since 1992.”
CLARCOR will be holding a conference call to discuss third quarter results at 9:00 a.m. CDT on September 15, 2005. Interested parties can listen to the conference call through the Internet at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 by providing confirmation code 5909749. The replay will be available through September 22nd by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
The statements in this release concerning the Company’s sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, health care costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs, the cost of compliance with recently enacted regulatory requirements, the effect of changes in accounting rules, the economic impact from natural disasters such as hurricanes, tornados and flooding and other factors discussed in filings made with the Securities and Exchange Commission.
TABLES FOLLOW
- more -

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)
Per Share Data Restated for 2-for-1 Stock Split Effective April 29, 2005

	Third Quarter		Nine Months
For periods ended August 27, 2005 and August 28, 2004	2005	2004	2005	2004

Net sales	$216,403	$206,209	$632,450	$580,193
Cost of sales	149,003	142,975	441,945	404,376

Gross profit	67,400	63,234	190,505	175,817
Selling and administrative expenses	36,348	37,734	110,820	108,711

Operating profit	31,052	25,500	79,685	67,106
Other income (expense)	278	(278)	(129)	90

Earnings before income taxes and minority interests	31,330	25,222	79,556	67,196
Income taxes	10,292	9,257	27,801	24,527

Earnings before minority interests	21,038	15,965	51,755	42,669
Minority interests in earnings of subsidiaries	(183)	(90)	(400)	(219)

Net earnings	$20,855	$15,875	$51,355	$42,450

Net earnings per common share:
Basic	$0.40	$0.31	$0.99	$0.83

Diluted	$0.40	$0.31	$0.98	$0.82

Average shares outstanding:
Basic	51,866,491	51,089,976	51,650,585	50,908,360
Diluted	52,678,124	51,739,014	52,328,384	51,560,852
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	August 27,	November 27,
	2005	2004

Assets
Current assets:
Cash and cash investments	$46,290	$22,520
Accounts receivable, net	145,961	143,719
Inventories	122,244	115,571
Other	23,957	22,180

Total current assets	338,452	303,990
Plant assets, net	143,872	142,242
Acquired intangibles, net	149,426	147,789
Pension assets	24,339	24,574
Other assets	9,372	9,202

	$665,461	$627,797

Liabilities
Current liabilities:
Current portion of long-term debt	$186	$420
Accounts payable and accrued liabilities	109,080	117,859
Income taxes	14,456	7,993

Total current liabilities	123,722	126,272
Long-term debt	16,057	24,130
Long-term pension liabilities	14,185	11,256
Other liabilities	38,287	37,677

	192,251	199,335
Shareholders’ Equity	473,210	428,462

	$665,461	$627,797

SUMMARY CASH FLOWS
(Dollars in thousands)

	Nine Months
	2005	2004

From Operating Activities
Net earnings	$51,355	$42,450
Depreciation	15,038	13,822
Amortization	944	595
Changes in assets and liabilities	491	(11,703)
Other, net	279	(489)

Total provided (used) by operating activities	68,107	44,675

From Investing Activities
Plant asset additions	(16,847)	(15,089)
Business acquisitions	(3,512)	(4,871)
Other, net	561	1,969

Total provided (used) by investing activities	(19,798)	(17,991)

From Financing Activities
Net payments under line of credit	(7,500)	—
Payments on long-term debt	(860)	(292)
Cash dividends paid	(9,893)	(9,563)
Purchase of treasury stock	(1,986)	—
Other, net	(3,677)	1,101

Total provided (used) by financing activities	(23,916)	(8,754)

Effect of exchange rate changes on cash	(623)	3

Change in Cash and Cash Investments	$23,770	$17,933

CLARCOR 2005 UNAUDITED THIRD QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2005
	Quarter	Quarter		Quarter
	Ended	Ended	Six	Ended	Nine
	February 26	May 28	Months	August 27	Months
Net sales by segment:
Engine/Mobile Filtration	$83,129	$93,722	$176,851	$90,686	$267,537
Industrial/Environmental Filtration	97,198	106,668	203,866	105,153	309,019
Packaging	15,934	19,396	35,330	20,564	55,894

	$196,261	$219,786	$416,047	$216,403	$632,450

Operating profit by segment:
Engine/Mobile Filtration	$16,778	$19,629	$36,407	$20,500	$56,907
Industrial/Environmental Filtration	3,969	6,234	10,203	8,544	18,747
Packaging	333	1,690	2,023	2,008	4,031

	$21,080	$27,553	$48,633	$31,052	$79,685

Operating margin by segment:
Engine/Mobile Filtration	20.2%	20.9%	20.6%	22.6%	21.3%
Industrial/Environmental Filtration	4.1%	5.8%	5.0%	8.1%	6.1%
Packaging	2.1%	8.7%	5.7%	9.8%	7.2%

	10.7%	12.5%	11.7%	14.3%	12.6%

	2004
	Quarter	Quarter		Quarter
	Ended	Ended	Six	Ended	Nine
	February 28	May 29	Months	August 28	Months
Net sales by segment:
Engine/Mobile Filtration	$70,800	$82,992	$153,792	$83,771	$237,563
Industrial/Environmental Filtration	88,962	98,249	187,211	102,646	289,857
Packaging	15,510	17,471	32,981	19,792	52,773

	$175,272	$198,712	$373,984	$206,209	$580,193

Operating profit by segment:
Engine/Mobile Filtration	$14,425	$16,989	$31,414	$16,892	$48,306
Industrial/Environmental Filtration	3,252	6,076	9,328	8,457	17,785
Packaging	136	1,153	1,289	1,665	2,954
Relocation Costs	—	(425)	(425)	(1,514)	(1,939)

	$17,813	$23,793	$41,606	$25,500	$67,106

Operating margin by segment:
Engine/Mobile Filtration	20.4%	20.5%	20.4%	20.2%	20.3%
Industrial/Environmental Filtration	3.7%	6.2%	5.0%	8.2%	6.1%
Packaging	0.9%	6.6%	3.9%	8.4%	5.6%

	10.2%	12.0%	11.1%	12.4%	11.6%

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